NEW BRUNSWICK SCIENTIFIC CO., INC. P.O. Box 4005, 44 Talmadge Road Edison, NJ U.S.A. 08818-4005

Investor Contacts:

Thomas Bocchino Vice President, Finance and Treasurer New Brunswick Scientific Co., Inc. 732.650.2500 tbocchino@nbsc.com	Matthew J. Dennis, CFA NBS Investor Relations Clear Perspective Group, LLC 732.226.3030 mdennis@cpg-llc.com

FOR IMMEDIATE RELEASE

New Brunswick Scientific Reports Second Quarter

and First Half 2007 Financial Results

Edison, New Jersey, August 13, 2007—New Brunswick Scientific Co., Inc. (the "Company" or "NBS") (Nasdaq: NBSC), today announced financial results for the 2007 second quarter and first six months ended June 30, 2007.

Second quarter and first half 2007 net sales of $21.0 million and $36.0 million, respectively, exceeded last year’s $18.6 million and $35.6 million for the comparable periods. The increase in second quarter revenues reflects higher demand for the Company’s products and the resumption of routine shipments in the second quarter of the Company’s U.S. manufactured products after the first quarter curtailment due to the implementation of its Oracle Enterprise Resource Planning (ERP) system. 2007 domestic sales rose 1.9% during the quarter ended June 30, 2007 and declined 9.6% for the six months ended June 30, 2007, while international sales posted respective increases of 21.3% and 8.4% from the comparable prior year periods. The favorable effects of foreign currency translation on net sales for the three and six months ended June 30, 2007 were $545,000 and $1,286,000, respectively.

NBS President and Chief Executive Officer James Orcutt stated: “Higher shipments of our U.S. manufactured products during the year’s second quarter, along with the favorable effects of

800.631.5417 • 732.287.1200 • fax: 732.287.4222 • www.nbsc.com• e-mail: bioinfo@nbsc.com foreign currency translation, contributed to the increase in revenues for the three and six month periods. We are encouraged by the increase in new orders of 31.9% and 31.3%, respectively, for the second quarter and first half of 2007 versus the 2006 comparable periods and an $18 million backlog with which we enter the third quarter of 2007."

Net income for the quarter ended June 30, 2007 was $966,000, or $0.10 per diluted share, compared with net income for the quarter ended July 1, 2006, of $1,017,000, or $0.11 per diluted share. Net income for the six months ended June 30, 2007 was $1.1 million, or $0.11 per diluted share, versus $1.6 million, or $0.17 per diluted share, for the first half of 2006.

Gross margin for the three months ended June 30, 2007 decreased 4.4% to 36.8% from 41.2% from the 2006 comparable quarter. This decrease in gross margin is primarily attributable to the unfavorable effects that the lower absorption of labor and overhead had on our gross margins for inventory which was manufactured in the first quarter of 2007 and sold during the second quarter of 2007. For the six months ended June 30, 2007, gross margin decreased 2.7% to 38.3% from 41.0% from the 2006 comparable six month period. This decrease in gross margin was primarily due to lower absorption of labor and overhead due to the effect the ERP system’s implementation had on the manufacturing process at the Company’s largest facility, which temporarily slowed down manufacturing activities.

Selling, general and administrative expenses as a percentage of net sales amounted to 24.6% and 28.0%, respectively, for the quarter ended June 30, 2007 and six month period ended June 30, 2007. This compares with 26.5% and 26.8% for the comparable prior year periods. For the three and six months ended June 30, 2007, general and administrative expenses included merger related costs of $143,000 and $162,000, respectively. The effects of foreign currency translation for the second quarter and first half had an unfavorable effect on selling, general and administrative expenses of $128,000 and $307,000, respectively. Research, development and engineering expenses decreased 6.8% for the quarter and 12.2% for the half versus last year’s respective periods. R&D expenses for 2007 reflect reduced costs associated with prototypes, tooling and certifications versus the 2006 periods.

800.631.5417 • 732.287.1200 • fax: 732.287.4222 • www.nbsc.com• e-mail: bioinfo@nbsc.com

Income from operations for the quarter ended June 30, 2007 and six months ended June 30, 2007 was $1.5 million and $1.6 million, respectively, compared with $1.6 million and $2.6 million for the respective year ago periods.

Orcutt continued: “As previously announced, New Brunswick Scientific has entered into a merger agreement with Eppendorf Incorporated subject to customary closing conditions and shareholder approval. The merger is proceeding on plan and we have filed our preliminary proxy with the Securities and Exchange Commission.”

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About New Brunswick Scientific
New Brunswick Scientific Co., Inc., is a leading global innovator providing a comprehensive line of equipment and instrumentation for the life science industry. The Company’s products are used in the creation, maintenance and control of physical and biochemical environments required for the growth, detection and storage of microorganisms for medical, biological and chemical applications, environmental research and commercial products. Established in 1946, the Company is headquartered in Edison, New Jersey, with sales and distribution facilities located in the United States, Europe and Asia.

News releases and other information on the Company are available on the Internet at: http://www.nbsc.com

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the Company. The forward-looking statements include a number of risks and uncertainties, which are detailed in Part I, Item 1A, “Risk Factors” of the Company’s Annual Reports on Form 10-K, and other risk factors identified herein or from time to time in its periodic filings with the Securities and Exchange Commission. Forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these expectations and assumptions due to changes in our ability to consummate the merger with Eppendorf Incorporated, global political, economic, business, competitive, market, regulatory and other factors. The Company undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

—Financial Tables Follow—
800.631.5417 • 732.287.1200 • fax: 732.287.4222 • www.nbsc.com• e-mail: bioinfo@nbsc.com

NEW BRUNSWICK SCIENTIFIC CO., INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Net sales	$21,027	$18,586	$36,019	$35,553
Operating costs and expenses:
Cost of sales	13,296	10,922	22,239	20,982
Selling, general and administrative expenses	5,172	4,918	10,069	9,544
Research, development and engineering expenses	1,069	1,147	2,135	2,433
Total operating costs and expenses	19,537	16,987	34,443	32,959
Income from operations	1,490	1,599	1,576	2,594
Other income (expense):
Interest income	66	86	151	174
Interest expense	(18)	(77)	(36)	(167)
Other, net	(35)	(35)	(42)	(65)
	13	(26)	73	(58)
Income before income tax expense	1,503	1,573	1,649	2,536
Income tax expense	537	556	591	936
Net income	$966	$1,017	$1,058	$1,600
Basic income per share	$0.10	$0.11	$0.11	$0.18
Diluted income per share	$0.10	$0.11	$0.11	$0.17

Basic weighted average number of shares outstanding	9,225	9,175	9,222	9,111
Diluted weighted average number of shares outstanding	9,249	9,232	9,268	9,172

SELECTED CONSOLIDATED BALANCE SHEET ITEMS

(Dollars in thousands)
(Unaudited)

	June 30, 2007	December 31, 2006

Cash and cash equivalents	$6,796	$8,082
Accounts receivable, net	14,169	15,520
Inventories	15,774	13,483
Property, plant and equipment, net	8,844	8,921
Total assets	60,438	59,117
Accounts payable and accrued expenses	11,220	11,366
Long-term debt, net of current installments	65	874
Shareholders’ equity	46,966	45,146
Working capital	28,071	27,333
Current ratio	3.3 to 1	3.3 to 1

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800.631.5417 • 732.287.1200 • fax: 732.287.4222 • www.nbsc.com• e-mail: bioinfo@nbsc.com